Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line (800) 332-0266

Aegis Communications Group, Inc.’s and Technion Communications

Corporation Announce Completion of Asset Purchase Agreement

IRVING, Texas, Oct. 9, 2006 — Aegis Communications Group, Inc., a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced today that they have completed an Asset Purchase Agreement (APA) with Technion Communications Corporation, a privately-held leader in the call center and database marketing industry.

Under the terms of the APA, Aegis has, effective September 1, 2006, purchased the rights to certain client contracts and the assets required to provide services under those contracts. Aegis has also assumed the management of one of Technion’s customer contact centers, located in Tamarac, Florida.

“We continue to execute on our strategy of achieving profitable growth and delivering service excellence to our clients,” said Kannan Ramasamy, Aegis’s President and CEO. “We have been impressed with the quality of Technion’s management and staff, and are pleased to include them in the Aegis family.”

“After considering several alternatives, we felt the opportunity to engage with Aegis was in the best interests of Technion’s clients, employees, and shareholders,” said Chris Eisdorfer, Technion’s President. “Our shared passion for delivering service excellence, combined with Aegis’s robust infrastructure, makes this a great fit.”

Aegis will fully integrate the Tamarac facility and operations into its global network, including its VoIP-based telephony platform. With the addition of the Tamarac facility, Aegis now operates eight customer contact centers in its United States network.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing 3,059 production workstations. Further information regarding Aegis and its services can be found on its website at http://www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward- looking statements. The Company does not intend to update any of those forward-looking statements.